Exhibit 99.4

Tenant: INTERNET CAPITAL GROUP OPERATIONS, INC.

Suite No.: 520

LEASE

THIS LEASE (“Lease”) is entered into as of the 28th day of February, 2012, between RADNOR PROPERTIES-555 LA, L.P., a Delaware limited partnership (“Landlord”), and INTERNET CAPITAL GROUP OPERATIONS, INC., a Delaware corporation with its principal place of business at 555 East Lancaster Ave, Suite 520, Radnor, PA 19087 (“Tenant”).

In consideration of the mutual covenants stated below, and intending to be legally bound, the parties covenant and agree as follows:

1.       PREMISES.

(a) Landlord leases to Tenant and Tenant leases from Landlord Suite No. 520, which the parties stipulate and agree is 3,406 rentable square feet as shown on the floor plan attached hereto as Exhibit “A” (“Premises”), located at 555 E. Lancaster Avenue, Radnor, Delaware County, PA 19087 (“Building”), which is a part of the project located at Radnor Financial Center (“Project”). The square footage of the Premises has been measured in accordance with published BOMA (ANSI/BOMA Z65.i – 1996) standards and methodology.

(b) Landlord shall construct the Premises in substantial conformity with mutually agreed upon construction plans to be prepared by Meyer Associates (“Landlord’s Work”), the same of which shall be attached hereto, made a part hereof and marked as Exhibit “B”. Landlord shall only be responsible for payment of a maximum cost of $25.00 per rentable square foot for the Landlord’s Work (the “Landlord Allowance”). All costs of the Landlord’s Work in excess of the Landlord Allowance shall be borne by Tenant, and shall be paid to Landlord upon the within thirty (30) days of delivery of an invoice and reasonable documentation therefor. Should Landlord not use the full amount of the Landlord Allowance for Landlord’s Work, Tenant may use such remainder for further improvements to the Premises or for improvements to other space in the Building occupied by Tenant. Should this be the case, any excess Landlord Allowance shall be paid to Tenant within thirty (30) days of written request by Tenant, but not sooner than the Commencement Date, but in any event shall be requested within six (6) months of the Commencement Date or forfeited. The Tenant Allowance shall be reimbursed to Tenant upon submission to Landlord of reasonable paid invoices or a statement from Tenant that funds have been spent for preparing and/or renovating the Premises. Tenant shall have the right to select the general contractor used to perform the Landlord’s Work from a list of Landlord approved contractors. Shields Construction is deemed to be an approved contractor of Landlord. Landlord’s Work constitutes an Alteration under Article 8. Landlord shall be required as part of Landlord’s Work to obtain all permits, approvals and certificates of occupancy for Tenant to operate in the Premises for its Permitted Use.

(c) By March 8, 2012, Tenant shall submit to Landlord for Landlord’s approval, working drawings and specifications (herein called “Plans”) for architectural, electrical, mechanical, sprinkler and plumbing work within the Premises and for all other Landlord’s Work proposed by Tenant. After receipt of the Plans, Landlord shall return to Tenant within ten (10) days, the Plans, marked either “approved”, “approved as noted” or “disapproved”. If they are marked “disapproved”, Landlord shall state the reasons for such disapproval and Tenant shall, or before fifteen (15) days after receipt of such “disapproved” Plans, correct any deficiencies stated by Landlord and acceptable to Tenant and resubmit within ten (10) days corrected Plans to Landlord. The final Plans shall be attached to this Lease as Exhibit “B”. Landlord covenants that the Landlord’s Work in the Premises shall be constructed in such fashion as to comply with the notes disclosed on such Plans. Landlord’s Work shall be performed only in accordance with the Plans, as marked “approved as noted” or “approved” by Landlord.

(d) Any work performed by Tenant with any excess Landlord Allowance (“Tenant’s Work”) shall be compliant with the following provisions:

(i) Tenant shall first obtain the reasonable approval of Landlord of the specific work it proposes to perform and shall furnish Landlord with reasonably detailed plans and specifications;

(ii) The Tenant’s Work shall be performed by responsible contractors and subcontractors who shall not prejudice Landlord’s relationship with Landlord’s contractors or subcontractors or the relationship between such contractors and their subcontractors or employees, or disturb harmonious labor relations, and who shall furnish in advance and maintain in effect workmen’s compensation insurance in accordance with statutory requirements and comprehensive public liability insurance (naming Landlord and Landlord’s contractors and subcontractors as additional insureds) with limits satisfactory to Landlord;

(iii) No such work shall be performed in such manner or at such times as to cause any delay in connection with any work being done by any of the Landlord’s contractors or subcontractors in the Premises or in the Building generally;

(iv) All construction contracts for Tenant’s Work must include language holding the Landlord harmless from and against any and all claims arising from, under or in connection with such construction; and

(v) Tenant and its contractors and subcontractors shall be solely responsible for the transportation, safekeeping and storage of materials and equipment used in the performance of such work, for the removal of waste and debris resulting therefrom, and for any damage caused by them to any installations or work performed by Landlord’s contractors and subcontractors.

Tenant’s Work shall be deemed to be an Alteration under Article 8 hereof.

2.       TERM.

(a) The “Term” of this Lease shall commence (the “Commencement Date”) on the date which is the earlier of (i) when Tenant, with Landlord’s prior consent, assumes possession of the Premises for its Permitted Uses, or (ii) upon substantial completion of the Landlord’s Work. Substantial completion means that the initial improvements called for by this Lease have been completed to the extent that the Premises may be occupied by Tenant for its Permitted Use, subject only to completion of minor finishing, adjustment of equipment, and other minor construction aspects, and Landlord has procured a temporary or permanent certificate of occupancy permitting the occupancy of the Premises, if required by law (hereafter, “substantial completion”). It is estimated that the date of substantial completion shall be on or about July 1, 2012. The Term shall expire on August 31, 2017. The Commencement Date shall be confirmed by Landlord and Tenant by the execution of a Confirmation of Lease Term in the form attached hereto as Exhibit “C”. If Tenant fails to execute or object to the Confirmation of Lease Term within ten (10) business days of its delivery, Landlord’s determination of such dates shall be deemed accepted.

(b) If any material revision or supplement to Landlord’s Work is deemed necessary by Landlord, those revisions and supplements shall be submitted to Tenant for approval, which approval shall not be unreasonably withheld or delayed. If Landlord shall be delayed in such “substantial completion” as a result of (i) Tenant’s failure to furnish plans and specifications within the time frame stated in Article 1(c); (ii) Tenant’s request for materials, finishes or installations other than Landlord’s standard; (iii) Tenant’s changes in said plans; (iv) the performance or completion of any work, labor or services by a party employed by Tenant; or (v) Tenant’s failure to approve final plans, working drawings or reflective ceiling plans within the time frames stated in Article 1(c) (each, a “Tenant’s Delay”); then the commencement of the Term of this Lease and the payment of Fixed Rent hereunder shall be accelerated by the number of days of such delay. If any change, revision or supplement to the scope of the Landlord’s Work is requested by Tenant, then such increased costs associated with such change, revision or supplement shall be paid by Tenant upfront and such occurrence shall not change the Commencement Date of the Term and shall not alter Tenant’s obligations under this Lease. Notwithstanding anything to the contrary stated in Article 2(a) above, the Term shall commence on the date the Premises would have been delivered to Tenant but for Tenant’s Delay or Tenant’s change order. Landlord’s Work constitutes an Alteration under Article 8.

(c) At all reasonable times, at least two weeks prior to the Commencement Date, provided such entry does not interfere with Landlord’s Work or any work being done by Landlord in the Building generally, Landlord shall permit Tenant and its authorized agents, employees and contractors, to enter the Premises for the purpose of taking measurements and installing its furnishings, fixtures, equipment, cabling and wiring (which shall be at Tenant’s own risk, expense and responsibility). Tenant shall not be required to pay Rent during this period of early entry.

(d) Absent any Tenant’s Delay or force majeure event, if the Commencement Date does not occur by September 30, 2012, Tenant may terminate this Lease by providing written notice to Landlord within thirty (30) business days following September 30, 2012, unless, within thirty (30) business days following receipt of such notice, Landlord has substantially completed the Premises.

3.       FIXED RENT; SECURITY DEPOSIT.

(a) Commencing on the Commencement Date and on the first (1st) day of each month thereafter during the Term, Tenant shall pay to Landlord, without notice or demand, and without set-off, deduction or counterclaim, the monthly installment of annual Fixed Rent as set forth below by (i) check sent to Landlord c/o Brandywine Realty Trust, P.O. Box 11951, Newark, NJ 07101-4951 or (ii) wire transfer of immediately available funds to the account at Wells Fargo Bank, Salem NJ account no. 2030000359075 ABA #031201467; such transfer to be confirmed by Landlord’s accounting department upon written request by Tenant. All payments must include the following information: Building #599 and Lease #             . The Lease # will be provided to Tenant within a reasonable period of time following the execution of this Lease. Fixed Rent and all other sums due from Tenant under this Lease shall collectively be defined as “Rent”.

LEASE YEAR	PER R.S.F.	INSTALLMENTS	FIXED RENT
Months 1-12	$35.00, *	$9,934.17	$119,210.00
Months 13-24	$35.70, *	$10,132.85	$121,594.20
Months 25-36	$36.41, *	$10,334.37	$124,012.46
Months 37-48	$37.14, *	$10,541.57	$126,498.84
Months 49-60	$37.88, *	$10,751.61	$129,019.28
Months 61-8/31/17	$38.64, *	$10,966.64	$131,599.66

*	plus any charges set forth in Articles 4 and 5 below

(b) Tenant shall pay the first full month’s installment of Fixed Rent (or such initial partial month) and the Security Deposit (as defined below) by two separate checks upon the Tenant’s execution of this Lease. If any amount due from Tenant is not paid to Landlord when due, Tenant shall also pay as Additional Rent (as defined in Article 4 hereof) a late fee of five (5%) percent of the total payment then due. The late fee shall accrue on the initial date of a payment’s due date, irrespective of any grace period granted hereunder. Notwithstanding the foregoing, Landlord shall give Tenant one (1) written notice during a consecutive twelve (12) month period of a failure to pay Fixed Rent or Additional Rent by its due date and Tenant shall have five (5) business days from the date it receives such notice to pay such Fixed Rent or Additional Rent before the late fee shall begin to accrue. Tenant shall be required to pay a security deposit of $9,934.17 under this Lease (the “Security Deposit”), as security for the prompt and complete performance by Tenant of every provision of this Lease. No interest shall be paid to Tenant on the Security Deposit. If a Tenant Event of Default shall occur beyond the expiration of any applicable notice and cure period, Landlord may use, apply or retain the whole or any part of the Security Deposit for the payment of (i) any rent or other sums of money which Tenant may not have paid when due, (ii) any sum expended by Landlord in accordance with the provisions of this Lease, and/or (iii) any sum which Landlord may expend or be required to expend by reason of Tenant’s default. The use of the Security Deposit by Landlord shall not prevent Landlord from exercising any other remedy provided by this Lease or by law and shall not operate as either liquidated damages or as a limitation on any recovery to which Landlord may otherwise be entitled. If any portion of the Security Deposit is used, applied or retained by Landlord, Tenant agrees, within five (5) days after the written demand therefor is made by Landlord, to deposit cash with the Landlord in an amount sufficient to restore the Security Deposit to its original amount. In addition to the foregoing, if Tenant defaults (irrespective of the fact that Tenant cured such default) more than once in its performance of a monetary obligation and such monetary defaults aggregate in excess of $29,802.51 under this Lease, Landlord may require Tenant to increase the Security Deposit to the greater of twice the (i) Fixed Rent then paid monthly, or (ii) the initial amount of the Security Deposit. If Tenant shall fully comply with all of the provisions of this Lease, the Security Deposit, or any balance thereof, shall be returned to Tenant within thirty (30) days after the later of the expiration of the Term or Tenant’s surrender of the Premises as required hereunder. Upon the return of the Security Deposit to the original Tenant hereunder, or the remaining balance thereof, Landlord shall be completely relieved of liability with respect to the Security Deposit. In the event of a transfer of the Building, Landlord shall have the right to transfer the Security Deposit and Landlord shall thereupon be released by Tenant from all liability for the return of such Security Deposit. Upon the written assumption of such Security Deposit by the transferee, Tenant agrees to look solely to the new landlord for the return of said Security Deposit.

4.       ADDITIONAL RENT.

(a) Commencing on January 1, 2013, and in each calendar year thereafter during the Term, Tenant shall pay in advance on a monthly basis to Landlord, Tenant’s Share of the “Recognized Expenses”, without deduction, counterclaim or setoff, to the extent such Recognized Expenses exceed the Recognized Expenses in calendar year 2012 (“Base Year”). Tenant’s Share is 1.41%, which is 3,406/241,778, which Share may increase or decrease as the Building size increases or decreases. Recognized Expenses are (i) all reasonable operating costs and expenses related to the maintenance, operation and repair of the Building and those costs and expenses of the Project reasonably allocable and beneficial to the Building incurred by Landlord, including but not limited to management fee not to exceed three (3%) percent of Rent; and capital expenditures and capital repairs and replacements shall be included as Recognized Expenses provided such capital repairs or replacements were necessitated by a change in law or regulation occurring after the date of this Lease or were intended to have cost saving benefits over the Term and then solely to the extent of the amortized costs of same over the useful life of the improvements in accordance with generally accepted accounting principles, provided, however, for those capital expenditures, capital repairs and replacements that were generated to have a cost savings benefit over the Term, the amortized costs of such expenditures, repairs or replacements for each Lease Year shall be capped at the actual savings per Lease Year resulting from that capital expenditure, capital repair or replacement. The cap on actual savings shall not apply to capital expenditures, capital repairs and replacements resulting from a change in law or regulation; (ii) all insurance premiums payable by Landlord for insurance with respect to the Project and (iii) Taxes payable on the Project**. Each of the Recognized Expenses shall for all purposes be treated and considered as Additional Rent. Tenant shall pay, in monthly installments in advance, on account of Tenant’s Share of Recognized Expenses, the estimated amount of the increase of such Recognized Expenses for such year in excess of the Base Year as determined by Landlord in its reasonable discretion. Prior to the end of the calendar year in which the Lease commences and thereafter for each successive calendar year (each, a “Lease Year”), or part thereof, Landlord shall send to Tenant a statement of projected increases in Recognized Expenses in excess of the Base Year and shall indicate what Tenant’s Share of Recognized Expenses shall be. The Base Year shall be adjusted to exclude from the Base Year “extraordinary items” incurred in such calendar year. For purposes or this subparagraph, extraordinary items shall mean either (X) cost increases over the prior calendar year of eleven and one quarter percent (11.25%) or more, or (Y) items which increase Landlord’s total expenses and such items have not been included in the determination of expenses by the Landlord (or the Landlord’s predecessor in interest) for the prior three years of operating the Building. As soon as administratively available, Landlord shall send to Tenant a statement of actual for Recognized Expenses for the prior Lease Year showing the Share due from Tenant. In the event the amount prepaid by Tenant exceeds the amount that was actually due then Landlord shall issue a credit to Tenant in an amount equal to the over charge, which credit Tenant may apply to future payments on account of Recognized Expenses until Tenant has been fully credited with the over charge. If the credit due to Tenant is more than the aggregate total of future rental payments, Landlord shall pay to Tenant the difference between the credit in such aggregate total. In the event Landlord has undercharged Tenant, then Landlord shall send Tenant an invoice with the additional amount due, which amount shall be paid in full by Tenant within thirty (30) days of receipt.

** Taxes shall be defined as all taxes, assessments and other governmental charges (“Taxes”), including special assessments for public improvements or traffic districts which are levied or assessed against the Project during the Term or, if levied or assessed prior to the Term, which properly are allocable to the Term, and real estate tax appeal expenditures incurred by Landlord to the extent of any reduction resulting thereby. Nothing herein contained shall be construed to include as Taxes: (A) any inheritance, estate, succession, transfer, gift, franchise, corporation, net income or profit tax or capital levy that is or may be imposed upon Landlord or (B) any transfer tax or recording charge resulting from a transfer of the Building or the Project; provided, however, that if at any time during the Term the method of taxation prevailing at the commencement of the Term shall be altered so that in lieu of or as a substitute for the whole or any part of the taxes now levied, assessed or imposed on real estate as such there shall be levied, assessed or imposed (i) a tax on the rents received from such real estate, or (ii) a license fee measured by the rents receivable by Landlord from the Premises or any portion thereof, or (iii) a tax or license fee imposed upon Premises or any portion thereof, then the same shall be included in the computation of Taxes hereunder.

(b) Notwithstanding the foregoing, the term “Recognized Expenses” shall not include any of the following:

(i) Costs (including permit, licenses and inspection fees) incurred in renovating or otherwise improving or decorating, painting, or redecorating the Building or space for other tenants or other occupants or vacant space;

(ii) Charges for electricity, water, or other utilities, services or goods and applicable taxes for which Tenant or any other tenant, occupant, person or other party is obligated to reimburse Landlord or to pay to third parties;

(iii) Depreciation and amortization;

(iv) Costs of extraordinary services provided to other tenants of the Building or services to which Tenant is not entitled (including, without limitation, costs specially billed to and paid by specific tenants);

(v) Overhead and profit increment paid to subsidiaries or affiliates of Landlord for management or other services on or to the Building or for supplies, utilities or other materials, to the extent that the costs of such services, supplies, utilities or materials exceed the reasonable costs that would have been paid had the services, supplies or materials been provided by unaffiliated parties on a reasonable basis without taking into effect volume discounts or rebates offered to Landlord as a portfolio purchaser;

(vi) Lease payments for rental equipment (other than equipment for which depreciation is properly charged as an expense) that would constitute a capital expenditure if the equipment were purchased, except as provided in Article 4(a) above;

(vii) Any cost associated with obtaining a warranty, and all costs of repair or replacement of any item covered by a warranty;

(viii) Reserves;

(ix) Wages, bonuses and other compensation of employees above the grade of Regional Building Manager and fringe benefits other than insurance plans and tax qualified benefit plans;

(x) Costs incurred by Landlord in connection with construction of the Building and related facilities, the correction of latent defects in construction of the Building or the discharge of Landlord’s Work including any sprinkler installation or removal, or any asbestos or hazardous waste clean up, abatement containment or removal unless caused by Tenant’

(xi) Costs representing an amount paid to an affiliate of Landlord (exclusive of any management fee permitted under the Recognized Expense inclusions) to the extent in excess of market rates for comparable services if rendered by unrelated third parties;

(xii) Costs and expenses associated with repairing latent defects at the Building or the Project covered by warranties from contractors or subcontractors of Landlord;

(xiii) Late fees or charges incurred by Landlord due to the late payment of expenses, except to the extent attributable to Tenant’s actions or inactions;

(xiv) Any liabilities, costs or expenses associated with or incurred in connection with the removal, enclosure, encapsulation or other handling of hazardous substances and the cost of defending against claims in regard to the existence or release of hazardous substances in the Building not arising due to a change in law and except with respect to those costs for which Tenant is otherwise responsible pursuant to the express terms of this Lease;

(xv) Expenses resulting from the gross negligence or willful misconduct of Landlord;

(xvi) Any fines or fees for Landlord’s failure to comply with governmental, quasi-governmental, or regulatory agencies’ rules and regulations;

(xvii) Costs that are capital in nature except as provided in Article 4(a) hereof;

(xviii) Interest and principal on debt or amortization payments on any mortgage or deeds of trust or any other borrowings and any ground rent;

(xix) Ground rents or rentals payable by Landlord pursuant to any over-lease;

(xx) Moving or relocation costs, real estate commissions, marketing, advertising, the cost to rent and operate a management office, leasing commissions and other leasing or marketing costs, accountants’, consultants’, architects’, auditors or attorneys’ fees, costs and disbursements and other expenses incurred in connection with negotiations with Tenant or negotiations or disputes with other tenants or prospective tenants or other occupants, or associated with the enforcement of any other leases or the defense of Landlord’s title to or interest in the real property or any part thereof;

(xxi) Legal, accounting and other expenses related to Landlord’s financing, re-financing, mortgaging or selling the Building or the Project; and

(xxii) Real estate taxes or taxes on Landlord’s business (such as income, excess profits, franchise, capital stock, estate, inheritance, etc.).

(c) Tenant shall have the right, at its sole cost and expense, within ninety (90) days from receipt of Landlord’s statement of Recognized Expenses, to audit or have its appointed accountant audit Landlord’s records related to Recognized Expenses provided that any such audit may not occur more frequently than once each calendar year nor apply to any year prior to the year of the statement being reviewed. In the event Tenant’s audit discloses any discrepancy, Landlord and Tenant shall use their best efforts to resolve the dispute and make an appropriate adjustment, failing which, they shall submit any such dispute to arbitration pursuant to the rules and under the jurisdiction of the American Arbitration Association in Philadelphia, Pennsylvania. The decision rendered in such arbitration shall be final, binding and non-appealable. The expenses of arbitration, other than individual legal and accounting expenses which shall be the respective parties’ responsibility, shall be divided equally between the parties. In the event, by agreement or as a result of an arbitration decision, it is determined that the actual Recognized Expenses exceeded those claimed by the Landlord by more than ten percent (10%), the actual, reasonable hourly costs to Tenant of Tenant’s audit (including legal and accounting costs) shall be reimbursed by Landlord to Tenant within thirty (30) days of determination. In the event Tenant utilizes a contingent fee auditor and Landlord is responsible for the payment of such auditor, Landlord shall only pay the reasonable hourly fee of such auditor.

(d) In calculating the Recognized Expenses as hereinbefore described, if for thirty (30) or more days during the preceding Lease Year (including the Base Year) less than one hundred percent (100%) of the rentable area of the Building shall have been occupied by tenants, then the Recognized Expenses attributable to the Building shall be deemed for such Lease Year to be amounts equal to the Recognized Expenses which would normally be expected to be incurred had such occupancy of the Building been at least one hundred percent (100%) throughout such year, as reasonably determined by Landlord (i.e., taking into account that certain expenses depend on occupancy (e.g., janitorial) and certain expenses do not (e.g., landscaping)). Furthermore, if Landlord shall not furnish any item or items of Recognized Expenses to any portions of the Building because such portions are not occupied or because such item is not required by the tenant of such portion of the Building, for the purposes of computing Recognized Expenses, an equitable adjustment shall be made so that the item of operating expense in question shall be shared only by tenants actually receiving the benefits thereof.

5.       ELECTRICITY CHARGES.

(a) Landlord shall not be liable for any interruption or delay in electric or any other utility service for any reason unless caused by the negligence or willful misconduct of Landlord or its agents. Landlord shall have the right to change the electric and other utility provider to the Project or Building at any time. Notwithstanding anything in this Lease to the contrary, Tenant shall pay to Landlord, as Additional Rent, all charges incurred by Landlord or its agent for electricity, without processing fees or mark-up; such charges for the Premises shall be based upon Tenant’s Share and such charges for the Building’s common areas shall be based upon Tenant’s Share. The aforesaid electricity charges shall commence upon occupancy by Tenant of the Premises. Landlord shall have the right to estimate the electric charge but shall be required to reconcile on an annual basis based on invoices received for such period. During the Term, Tenant’s lights and plugs and any IT equipment for and serving the Premises and any other space leased by Tenant in the Building shall be hooked into the Building’s generator.

(b) Except for reasons outside of Landlord’s control, Landlord, during the hours of 8:00 A.M. to 6:00 P.M. on weekdays and on Saturdays from 8:00 A.M. to 1:00 P.M. (“Working Hours”), excluding legal holidays, shall furnish the Premises with heat and air-conditioning in the respective seasons, and at all times provide the Premises with electricity for lighting and usual office equipment. At any hours other than the aforementioned, such heat and air-conditioning services will be provided at Tenant’s expense at Landlord’s then current rate, such rate not to exceed $125.00 per hour. Landlord requires 24 hours advanced notice of any request by Tenant for after hours electricity. Notwithstanding anything herein to the contrary, if Landlord reasonably determines that Tenant’s use of electricity is excessive compared to the average use of other tenants in the Building, Tenant agrees to pay for the installation of a separate electric meter to measure electrical usage in excess of normal office use and to pay Landlord for all such excess electricity registered in such submeter.

6.       SIGNS; USE OF PREMISES AND COMMON AREAS. Landlord shall provide the original Tenant hereinabove named with standard identification signage on all Building directories and at the entrance to the Premises. No other signs shall be placed, erected or maintained by Tenant at any place upon the Premises, Building or Project. Tenant’s use of the Premises shall be limited to general office use and storage incidental thereto (“Permitted Use”). The Permitted Use shall be subject to all applicable laws and governmental rules and regulations and to all reasonable requirements of the insurers of the Building Tenant shall not install in or for the Premises, any equipment which requires more electric current than is standard for comparable office buildings. Tenant shall have the right, non-exclusive and in common with others, to use (i) the exterior paved driveways and walkways of the Building for vehicular and pedestrian access to the Building, (ii) the internal common area, including elevators and (iii) the designated parking areas of the Project for the parking of automobiles of Tenant and its employees and business visitors; provided Landlord shall have the right in its sole discretion and from time to time, to construct, maintain, operate, repair, close, limit, take out of service, alter, change and modify all or any part of the common areas of the Project, including without limitation, reasonably restrict or limit Tenant’s utilization of the parking areas in the event the same become overburdened and in such case to equitably allocate on proportionate basis or assign parking spaces among Tenant and the other tenants of the Building. So long as Tenant continues to Lease the Premises (3,406 rentable square feet), Tenant shall be entitled to receive one (1) reserved parking space in the Building’s underground parking garage at no additional cost to Tenant. Additionally, Tenant shall be entitled to free unassigned parking (at a ratio of 3.3 spaces for every 1,000 rentable square feet of space leased) for Tenant’s use at the Building. Tenant acknowledges and agrees that Landlord shall only provide signage for Tenant’s reserved parking space and shall not have a duty to monitor or enforce who parks in such reserved space. Landlord shall provide Tenant with access to the Building and Premises, twenty-four (24) hours per day, seven (7) days per week, except during emergencies and situations beyond Landlord’s reasonable control.

7.       ENVIRONMENTAL MATTERS.

(a) Tenant shall not generate, manufacture, refine, transport, treat, store, handle, dispose, bring or otherwise cause to be brought or permit any of its agents, employees, contractors or invitees to bring in, on or about any part of the Premises, Building or Project, any hazardous substance or hazardous waste in violation of applicable law.

(b) Landlord has not used, generated, manufactured, produced, stored, released, discharged or disposed of on, under or about the Premises or transported to or from the Premises, any Hazardous Substances or allowed any other entity or person to do so to its knowledge. Landlord has no knowledge that any Hazardous Substances has been produced, stored, released, discharged or disposed of on, under or about the Building by any entity or person.

8.       TENANT’S ALTERATIONS. Tenant will not cut or drill into or secure any fixture, apparatus or equipment or make alterations, improvements or physical additions (collectively, “Alterations”) of any kind to any part of the Premises without first obtaining the written consent of Landlord, such consent not to be unreasonably withheld or delayed. Notwithstanding anything in this Lease to the contrary, all furniture, movable trade fixtures and equipment (including telephone, security and communication equipment system wiring and cabling) installed by or for Tenant, its assignees or sublessees, shall be removed by Tenant at the termination of this Lease. Notwithstanding anything contained in this Article 8 to the contrary, Landlord’s consent shall not be required for alterations to the Premises that (i) do not adversely affect the base-Building systems, (ii) do not exceed $20,000 in the aggregate with all other such alterations made during any twelve (12) month period; (iii) are not visible from the Building common areas or from outside the Building; and (iv) do not require issuance of building or other permits.

9.       ASSIGNMENT AND SUBLETTING.

(a) Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, assign this Lease or any interest herein or sublet the Premises or any part thereof. Any of the foregoing acts without such consent shall be void. If at any time during the Term Tenant desires to assign this Lease or sublet all or any part of the Premises, Tenant shall give notice to Landlord of such desire, including the name, address and contact party for the proposed assignee or subtenant, the effective date of the proposed assignment or sublease (including the proposed occupancy date by the proposed assignee or sublessee), and in the instance of a proposed sublease, the square footage to be subleased, a floor plan professionally drawn to scale depicting the proposed sublease area, and a statement of the duration of the proposed sublease (which shall in any and all events expire by its terms prior to the scheduled expiration of this Lease, and immediately upon the sooner termination hereof). Landlord may, at its option, exercisable by notice given to Tenant within thirty (30) days next following Landlord’s receipt of Tenant’s notice, elect to recapture the Premises (“Take-Back Option”) if Tenant is proposing to sublet or terminate this Lease in the event of an assignment. Tenant may undo its assignment or sublet request in the event that Landlord notifies Tenant that Landlord is exercising the Take-Back Option by providing written notice to Landlord of such effect within fifteen (15) days after receipt of Landlord’s notice. Regardless of Landlord’s consent, no subletting or assignment shall release Tenant of Tenant’s obligation or alter the primary liability of Tenant to pay the Rent and to perform all other obligations to be performed by Tenant hereunder for the remainder of the then current Lease Term. Landlord shall be entitled to a $500 fee for consenting to any sublet or assignment.

(b) The parties agree that it shall not be unreasonable for Landlord to withhold its consent to any assignment or sublease if: (i) the proposed assignee or sublessee shall have a net worth which is not acceptable to Landlord in Landlord’s reasonable discretion, provided however, Landlord must reasonably take into consideration the size of the portion of the Premises requested to be assigned or subleased and shall not require a net worth disproportionate to the reasonably expected range of tenants who might lease a space of that size; (ii) the proposed assignee or sublessee shall have no reliable credit history or an unfavorable credit history, or other reasonable evidence exists that the proposed assignee or sublessee will experience difficulty in satisfying its financial or other obligations under this Lease; (iii) the proposed assignee of sublessee, in Landlord’s reasonable opinion, is not reputable and of good character; (iv) the portion of the Premises requested to be subleased renders the balance of the Premises unleasable as a separate area; (v) Tenant is proposing to assign or sublease to an existing tenant of the Building or another property owned by Landlord, or to another prospect with whom Landlord is then negotiating; (vi) the proposed assignee or sublessee will cause Landlord’s existing parking facilities to be reasonably inadequate, or in violation of code requirements, or require Landlord to increase the parking area or the number of parking spaces to meet code requirements, or the nature of such party’s business shall reasonably require more than four (4) parking spaces per 1,000 rentable square feet of floor space, or (vii) the nature of such party’s proposed business operation would or might reasonably permit or require the use of the Premises in a manner inconsistent with the “Permitted Use” specified herein, would or might reasonably otherwise be in conflict with express provisions of this Lease, would or might reasonably violate the terms of any other lease for the Building, or would, in Landlord’s reasonable judgment, otherwise be incompatible with other tenancies in the Building.

(c) Tenant may, with notice, but without the consent of Landlord, assign this Lease to an affiliate (e.g., any corporation or other entity 50% or more of whose capital stock or ownership interest is owned by Tenant or ICG Group, Inc. and/or the same individuals or entities owning 50% or more of Tenant or ICG Group, Inc.’s capital stock or ownership interest), parent or subsidiary or other entity, or to an entity to which Tenant or ICG Group, Inc. sells or assigns all or substantially all of its assets or stock or with which it may be consolidated or merged (“Affiliate”), provided such purchasing, consolidated, merged, affiliated or subsidiary entity shall be capitalized in such a manner so that it can meet the obligations which is has assumed and, in writing, assumes and agrees to perform all of the obligations of Tenant under this Lease and delivers such assumption with a copy of such assignment to Landlord within ten (10) business days after the transaction closes, and provided further that Tenant shall not be released or discharged from any liability under this Lease by reason of such assignment.

10.       LANDLORD’S RIGHT OF ENTRY. Landlord and persons authorized by Landlord may enter the Premises at all reasonable times upon reasonable advance notice (or any time without notice in the case of an emergency). Landlord shall use commercially reasonable efforts to minimize disruption to Tenant’s business operations. Notwithstanding the foregoing, Landlord shall not be liable for inconvenience to or disturbance of Tenant by reason of any such entry; provided, however, that in the case of repairs or work, such shall be done, so far as practicable, so as to not unreasonably interfere with Tenant’s use of the Premises.

11.       REPAIRS AND MAINTENANCE.

(a) Except as specifically otherwise provided in subparagraphs (b) through (e) of this Article, Tenant, at its sole cost and expense and throughout the Term of this Lease, shall keep and maintain the Premises in good order and condition, free of accumulation of dirt and rubbish, and shall promptly make all non-structural repairs necessary to keep and maintain such good order and condition. Tenant shall have the option of replacing lights, ballasts, tubes, ceiling tiles, outlets and similar equipment itself or it shall have the ability to advise Landlord of Tenant’s desire to have Landlord make such repairs. If requested by Tenant, Landlord shall make such repairs to the Premises within a reasonable time of notice to Landlord and shall charge Tenant for such services at Landlord’s standard rate (such rate to be competitive with the market rate for such services). When used in this Article 11, the term “repairs” shall include replacements and renewals when necessary. All repairs made by Tenant or Landlord shall utilize materials and equipment which are at least equal in quality and usefulness to those originally used in constructing the Building and the Premises.

(b) Landlord, throughout the Term of this Lease and at Landlord’s sole cost and expenses, shall make all necessary repairs to the footings and foundations and the structural steel columns and girders forming a part of the Premises.

(c) Landlord shall maintain all HVAC systems, plumbing and electric systems serving the Building and the Premises. Tenant’s Share of Landlord’s cost for HVAC, electric and plumbing service, maintenance and repairs, as limited under Article 4 with respect to capital expenditures, shall be included as a portion of Recognized Expenses as provided in Article 4 hereof.

(d) Landlord, throughout the Term of this Lease, shall make all necessary repairs to the Building outside of the Premises and the common areas, including the roof, walls, exterior portions of the Premises and the Building, utility lines, equipment and other utility facilities in the Building, which serve more than one tenant of the Building, and to any driveways, sidewalks, curbs, loading, parking and landscaped areas, and other exterior improvements for the Building; provided, however, that Landlord shall have no responsibility to make any repairs unless and until Landlord receives written notice of the need for such repair or Landlord has actual knowledge of the need to make such repair. Tenant shall pay its Share of the cost of all repairs, as limited under Article 4 with respect to capital repairs, to be performed by Landlord pursuant to this Article 11(d) as Additional Rent as provided in Article 4 hereof.

(e) Landlord shall keep and maintain all common areas appurtenant to the Building and any sidewalks, parking areas, curbs and access ways adjoining the Project in a clean and orderly condition, free of accumulation of dirt, rubbish, snow and ice, and shall keep and maintain all landscaped areas in a neat and orderly condition. Landlord shall maintain the entryway leading to the Premises in a well-lit and good condition and in a manner consistent with the common areas of other class A office buildings in the area.

(f) Tenant shall pay its Share of the cost of all work to be performed by Landlord pursuant to this Paragraph (e) as Additional Rent as provided in Article 4 hereof. Landlord’s obligation to provide snow removal services shall be limited to the parking areas and the sidewalk entrances to the Building.

(g) Notwithstanding anything herein to the contrary, repairs to the Premises, Building or Project and its appurtenant common areas made necessary by a negligent or willful act or omission of Tenant or any employee, agent, contractor, or invitee of Tenant shall be made at the sole cost and expense of Tenant, except to the extent of insurance proceeds received by Landlord.

(h) Landlord shall provide Tenant with janitorial services for the Premises Monday through Friday of each week in accordance with the guidelines set forth in Exhibit “D” attached hereto and the Tenant shall pay its Share of the cost thereof as Additional Rent as provided in Article 4 hereof.

12.       INSURANCE; SUBROGATION RIGHTS. Tenant shall obtain and keep in force at all times during the term hereof, at its own expense, commercial general liability insurance including contractual liability and personal injury liability and all similar coverage with total limits including the Umbrella limits of $3,000,000 on account of bodily injury to or death of one or more persons as the result of any one accident or disaster and on account of damage to property, or in such other amounts as Landlord may from time to time require. Tenant shall also require its movers to procure and deliver to Landlord a certificate of insurance naming Landlord as an additional insured. Tenant shall, at its sole cost and expense, maintain in full force and effect on all Tenant’s trade fixtures, equipment and personal property on the Premises, a policy of “special form” property insurance covering the full replacement value of such property. All liability insurance required hereunder shall not be subject to cancellation without at least thirty (30) days prior notice to all insureds, and shall name Tenant as insured and Landlord and Brandywine Realty Trust as additional insureds, and, if requested by Landlord, shall also name as an additional insured any mortgagee or holder of any mortgage which may be or become a lien upon any part of the Premises. Prior to the commencement of the Term, Tenant shall provide Landlord with certificates which evidence that the coverages required have been obtained for the policy periods. Tenant shall also furnish to Landlord throughout the Term replacement certificates at least thirty (30) days prior to the expiration dates of the then current policy or policies. All the insurance required under this Lease shall be issued by insurance companies authorized to do business in the Commonwealth of Pennsylvania with a financial rating of at least an A-X as rated in the most recent edition of Best’s Insurance Reports and in business for the past five years. The limit of any such insurance shall not limit the liability of Tenant hereunder. If Tenant fails to maintain such insurance, Landlord may, but is not required to, procure and maintain the same, at Tenant’s expense to be reimbursed by Tenant as Additional Rent within ten (10) days of written demand. Any deductible under such insurance policy in excess of Twenty Five Thousand

($25,000) must be approved by Landlord in writing prior to issuance of such policy. Tenant shall not self-insure without Landlord’s prior written consent. Each party hereto, and anyone claiming through or under them by way of subrogation, waives and releases any cause of action it might have against the other party and Brandywine Realty Trust and their respective employees, officers, members, partners, trustees and agents, on account of any loss or damage that is insured against under any insurance policy required to be obtained hereunder. Each party agrees that it shall cause its insurance carrier to endorse all applicable policies waiving the carrier’s right of recovery under subrogation or otherwise against the other party.

13.       INDEMNIFICATION.

(a) Tenant shall defend, indemnify and hold harmless Landlord, Brandywine Realty Trust and their respective directors, officers, employees, shareholders, affiliates, representatives, agents, successors and assigns (the “Landlord Parties”) from and against any and all third-party claims, actions, damages, liabilities and expenses (including all reasonable attorney’s fees, expenses and liabilities incurred in defense of any such claim or any action or proceeding brought thereon) arising from (i) any activity, work or things done, permitted or suffered by Tenant or its agents, licensees or invitees in or about the Premises, the Building or the Project contrary to the requirements of this Lease and (ii) any negligence or willful act of Tenant or any of Tenant’s agents, contractors, employees or invitees. In the event that a Landlord Party named as a defendant in any litigation in respect of a claim for which such Landlord Party is entitled to indemnification pursuant to this Section 13(a), such Landlord Party shall promptly notify Tenant of such litigation and Tenant shall have 10 days to determine whether it will assume the defense on behalf of the Landlord Party, in the event that Tenant does not notify the Landlord Party within such 10-day period that it elects to assume the defense, the Landlord Party shall assume the defense and Tenant shall pay all costs, expenses and reasonable attorney’s fees incurred or paid by the Landlord Party in connection with such defense.

(b) Landlord shall defend, indemnify and hold harmless Tenant, ICG Group, Inc. and their respective directors, officers, employees, shareholders, affiliates, representatives, agents, successors and assigns (the “Tenant Parties”) from and against any and all third-party claims, actions, damages, liability and expense (including all reasonable attorney’s fees, expenses and liabilities incurred in defense of any such claim or any action or proceeding brought thereon) arising from (i) any activity, work or things done, permitted or suffered by Landlord in or about the Project contrary to the requirements of the Lease, (ii) any breach or default in the performance of any obligation of Landlord’s part to be performed under the terms of this Lease, and (iii) any negligence or willful act of Landlord or any of Landlord’s agents, contractors, employees or invitees. In the event that a Tenant Party named as a defendant in any litigation in respect of a claim for which such Tenant Party is entitled to indemnification pursuant to this Section 13(b), such Tenant Party shall promptly notify Landlord of such litigation and Landlord shall have 10 days to determine whether it will assume the defense on behalf of the Tenant Party. In the event that the Landlord does not notify the Tenant Party within such 10-day period that it elects to assume the defense, the Tenant Party shall assume the defense and Landlord shall pay all costs, expenses and reasonable attorney’s fees incurred or paid by the Tenant Party in connection with such defense.

14.       FIRE DAMAGE. If (i) the casualty damage is of a nature or extent that, in Landlord’s reasonable judgment, the repair and restoration work would require more than one hundred and eighty (180) consecutive days to complete after the casualty (assuming normal work crews not engaged in overtime), or (ii) more than thirty (30%) percent of the total area of the Building is extensively damaged, or (iii) the casualty occurs in the last Lease Year of the Term and Tenant has not exercised a renewal right or (iv) insurance proceeds are unavailable or insufficient, either party shall have the right to terminate this Lease and all the unaccrued obligations of the parties hereto, by sending written notice of such termination to the other within thirty (30) days of the date of casualty. Such notice is to specify a termination date no less than fifteen (15) days after its transmission. In the event of damage or destruction to the Premises or any part thereof as set forth in subsections (i), (ii) or (iii) above and neither party has terminated this Lease, Tenant’s obligation to pay Fixed Rent and Additional Rent shall be equitably adjusted or abated from the date of such damage or casualty for such time as the Premises is not capable of being used by Tenant for its Permitted Use.

15.       SUBORDINATION; RIGHTS OF MORTGAGEE. This Lease shall be subordinate at all times to the lien of any mortgages now or hereafter placed upon the Premises, Building and/or Project and land of which they are a part without the necessity of any further instrument or act on the part of Tenant to effectuate such subordination. Tenant further agrees to execute and deliver within ten (10) day of demand such further instrument evidencing such subordination and attornment as shall be reasonably required by any mortgagee. Upon written request of Tenant, Landlord shall use its reasonable efforts to deliver a subordination, attornment and nondisturbance agreement (“Nondisturbance Agreement”) from Landlord’s Mortgagee, on each such mortgagee’s standard form, which shall provide, inter alia, that the leasehold estate granted to Tenant under this Lease will not be terminated or disturbed by reason of the foreclosure of the mortgage held by Landlord’s Mortgagee, so long as Tenant shall not be in default under this Lease and shall pay all sums due under this Lease without offsets or defenses thereto and shall fully perform and comply with all of the terms, covenants and conditions of this Lease on the part of Tenant to be performed and/or complied with, and in the event a mortgagee or its respective successor or assigns shall enter into and lawfully become possessed of the Premises covered by this Lease and shall succeed to the rights of Landlord hereunder, Tenant will attorn to the successor as its landlord under this Lease and, upon the request of such successor landlord, Tenant will execute and deliver an attornment agreement in favor of the successor landlord. If Landlord shall be or is alleged to be in default of any of its obligations owing to Tenant under this Lease, Tenant shall give to the holder of any mortgage (the “Mortgagee”) now or hereafter placed upon the Premises, Building and/or Project, notice by overnight mail of any such default which Tenant shall have served upon Landlord. Tenant shall not be entitled to exercise any right or remedy as there may be because of any default by Landlord without having given such notice to the Mortgagee.

16.       CONDEMNATION. If in Landlord’s reasonable judgment a taking renders the Building or Premises unsuitable at Landlord’s option, this Lease shall, at either party’s option, terminate as of the date title to the condemned real estate vests in the condemnor, and the Rent herein reserved shall be apportioned and paid in full by Tenant to Landlord to that date and all rent prepaid for period beyond that date shall forthwith be repaid by Landlord to Tenant and neither party shall thereafter have any liability hereunder. If this Lease is not terminated after any such taking or condemnation, the Fixed Rent and the Additional Rent shall be equitably reduced in proportion to the area of the Premises which has been taken for the balance of the Term. Tenant shall have the right to make a claim against the condemnor for moving expenses and business dislocation damages to the extent that such claim does not reduce the sums otherwise payable by the condemnor to Landlord.

17.       ESTOPPEL CERTIFICATE. Each party agrees at any time and from time to time, within ten (10) days after the other party’s written request, to execute and deliver to the other party a written instrument in recordable form certifying all commercially, reasonably information requested.

18.       DEFAULT. If: Tenant fails to pay any installment of Rent when due; provided, however, Landlord shall provide written notice of the failure to pay such Rent and Tenant shall have a five (5) business day grace period from its receipt of such Landlord’s notice within which to pay such Rent without creating a default hereunder. The late fee set forth in Article 3 hereof shall be due on the first day after such payment is due irrespective of the foregoing notice and grace period in this Article 18; Tenant “vacates” the Premises (other than in the case of a permitted subletting or assignment) or permits the same to be unoccupied and fails to pay Rent; Tenant fails to bond over a construction or mechanics lien within thirty (30) days of demand; Tenant fails to observe or perform any of Tenant’s other non-monetary agreements or obligations herein contained within thirty (30) days after written notice specifying the default, or the expiration of such additional time period as is reasonably necessary to cure such default, provided Tenant immediately commences and thereafter proceeds with all due diligence and in good faith to cure such default; then, in any such event, an “Event of Default” shall be deemed to exist and Tenant shall be in default hereunder.

If an Event of Default shall occur, the following provisions shall apply and Landlord shall have, in addition to all other rights and remedies available at law or in equity, including the right to terminate the Lease, the rights and remedies set forth herein, which may be exercised upon or at any time following the occurrence of an Event of Default. 1. Acceleration of Rent. By notice to Tenant, Landlord shall have the right to accelerate all Rent and all expense due hereunder and otherwise payable in installments over the remainder of the Term; and the amount of accelerated rent to the termination date, without further notice or demand for payment, shall be due and payable by Tenant within five (5) days after Landlord has so notified Tenant, such amount collected from Tenant shall be discounted to present value using an interest rate of six percent (6%) per annum. Additional Rent which has not been included, in whole or in part, in accelerated rent, shall be due and payable by Tenant during the remainder of the Term, in the amounts and at the times otherwise provided for in this Lease. 2. Landlord’s Damages. The damages which Landlord shall be entitled to recover from Tenant shall be the sum of: (i) all Fixed Rent and Additional Rent accrued and unpaid as of the termination date; and (ii)(a) all reasonable costs and expenses incurred by Landlord in recovering possession of the Premises, including legal fees, and removal and storage of Tenant’s property, (ii)(b) the reasonable costs and expenses of restoring the Premises to the condition in which the same were to have been surrendered by Tenant as of the expiration of the Term, and (ii)(c) the costs of reletting commissions; and (iii) all Fixed Rent and Additional Rent otherwise payable by Tenant over the remainder of the Term as reduced to present value and all consequential damages relating solely to Tenant’s failure to surrender the Premises at the expiration or earlier termination of the Lease, less deducting from the total determined under subsections (i), (ii) and (iii) above, all Rent which Landlord receives from other tenant(s) by reason of the leasing of the Premises during any period falling within the otherwise remainder of the Term. Landlord agrees to use reasonable efforts to mitigate its damages, provided that Landlord shall not be liable to Tenant for its inability to mitigate damages if it shall endeavor to relet the Premises in like manner as it offers other comparable vacant space or property available for leasing to others in the Project of which the Building is a part. 3. Landlord’s Right to Cure. Without limiting the generality of the foregoing, if Tenant shall fail to perform any of its obligations hereunder beyond the expiration of any applicable notice and cure periods, Landlord may, in addition to any other rights it may have in law or in equity, cure such default on behalf of Tenant, and Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord in curing such default, including reasonable attorneys’ fees and other legal expenses, together with interest at a rate of ten (10%) percent (“Default Rate”) from the dates of Landlord’s incurring of costs or expenses. 4. Interest on Damage Amounts. Any sums payable by Tenant hereunder, which are not paid after the same shall be due, shall bear interest at the Default Rate. 5. No Waiver by Landlord. No delay or forbearance by Landlord in exercising any right or remedy hereunder, or Landlord’s undertaking or performing any act or matter which is not expressly required to be undertaken by Landlord shall be construed, respectively, to be a waiver of Landlord’s rights or to represent any agreement by Landlord to undertake or perform such act or matter thereafter. Waiver by Landlord of any breach by Tenant of any covenant or condition herein contained (which waiver shall be effective only if so expressed in writing by Landlord) or failure by Landlord to exercise any right or remedy in respect of any such breach shall not constitute a waiver or relinquishment for the future of Landlord’s right to have any such covenant or condition duly performed or observed by Tenant, or of Landlord’s rights arising because of any subsequent breach of any such covenant or condition nor bar any right or remedy of Landlord in respect of such breach or any subsequent breach.

In addition to, and not in lieu of any of the foregoing rights granted to Landlord, upon an Event of Default by Tenant, Landlord shall have the right to recover possession of the Premises by legal process as follows:

WHEN THIS LEASE OR TENANT’S RIGHT OF POSSESSION SHALL BE TERMINATED BY COVENANT OR CONDITION BROKEN, OR FOR ANY OTHER REASON, EITHER DURING THE TERM OF THIS LEASE OR ANY RENEWAL OR EXTENSION THEREOF, AND ALSO WHEN AND AS SOON AS THE TERM HEREBY CREATED OR ANY EXTENSION THEREOF SHALL HAVE EXPIRED, IT SHALL BE LAWFUL FOR ANY ATTORNEY AS ATTORNEY FOR TENANT TO FILE AN AGREEMENT FOR ENTERING IN ANY COMPETENT COURT AN ACTION TO CONFESS JUDGMENT IN EJECTMENT AGAINST TENANT AND ALL PERSONS CLAIMING UNDER TENANT, WHEREUPON, IF LANDLORD SO DESIRES, A WRIT OF EXECUTION OR OF POSSESSION MAY ISSUE FORTHWITH, WITHOUT ANY PRIOR WRIT OF PROCEEDINGS, WHATSOEVER, AND PROVIDED THAT IF FOR ANY REASON AFTER SUCH ACTION SHALL HAVE BEEN COMMENCED THE SAME SHALL BE DETERMINED AND THE POSSESSION OF THE PREMISES HEREBY DEMISED REMAIN IN OR BE RESTORED TO TENANT, LANDLORD SHALL HAVE THE RIGHT UPON ANY SUBSEQUENT DEFAULT OR DEFAULTS, OR UPON THE TERMINATION OF THIS LEASE AS HEREINBEFORE SET FORTH, TO BRING ONE OR MORE ACTION OR ACTIONS AS HEREINBEFORE SET FORTH TO RECOVER POSSESSION OF THE SAID PREMISES.

In any action to confess judgment in ejectment, Landlord shall first cause to be filed in such action an affidavit made by it or someone acting for it setting forth the facts necessary to authorize the entry of judgment, of which facts such affidavit shall be conclusive evidence, and if a true copy of this Lease (and of the truth of the copy such affidavit shall be sufficient evidence) be filed in such action, it shall not be necessary to file the original as a warrant of attorney, any rule of Court, custom or practice to the contrary notwithstanding.

/S/ RKM DP (INITIAL). TENANT WAIVER. TENANT SPECIFICALLY ACKNOWLEDGES THAT TENANT HAS VOLUNTARILY, KNOWINGLY AND INTELLIGENTLY WAIVED CERTAIN DUE PROCESS RIGHTS TO A PREJUDGMENT HEARING BY AGREEING TO THE TERMS OF THE FOREGOING PARAGRAPHS REGARDING CONFESSION OF JUDGMENT. TENANT FURTHER SPECIFICALLY AGREES THAT IN THE EVENT OF DEFAULT, LANDLORD MAY PURSUE MULTIPLE REMEDIES INCLUDING OBTAINING POSSESSION PURSUANT TO A JUDGMENT BY CONFESSION AND EXECUTING UPON SUCH JUDGMENT. IN SUCH EVENT AND SUBJECT TO THE TERMS SET FORTH HEREIN, LANDLORD SHALL PROVIDE FULL CREDIT TO TENANT FOR ANY MONTHLY CONSIDERATION WHICH LANDLORD RECEIVES FOR THE LEASED PREMISES IN MITIGATION OF ANY OBLIGATION OF TENANT TO LANDLORD FOR THAT MONEY. FURTHERMORE, TENANT SPECIFICALLY WAIVES ANY CLAIM AGAINST LANDLORD AND LANDLORD’S COUNSEL FOR VIOLATION OF TENANT’S CONSTITUTIONAL RIGHTS IN THE EVENT THAT JUDGMENT IS CONFESSED PURSUANT TO THIS LEASE.

Notwithstanding anything to the contrary in this Lease, Landlord waives all applicable common law and statutory lien rights that Landlord may have in or against the personal property of Tenant, including but not limited to, any rights against the personal property of Tenant or Tenant’s fixtures based on any statutory lien granted under the law of Pennsylvania.

19.       SURRENDER. Tenant shall, at the expiration of the Term, promptly quit and surrender the Premises in good order and condition and in conformity with the applicable provisions of this Lease, excepting only reasonable wear and tear and damage by fire or other insured casualty. Tenant shall have no right to hold over beyond the expiration of the Term and in the event Tenant fails to deliver possession of the Premises as herein provided, Tenant’s occupancy shall not be construed to effect or constitute anything other than a tenancy at sufferance. During the first thirty days of occupancy beyond the expiration of the Term, the amount of Fixed Rent owed to Landlord by Tenant shall automatically increase for an additional month to one hundred fifty percent (150%), the sum of the Fixed Rent as those sums are at that time calculated under the provisions of the Lease. Thereafter, the amount of Fixed Rent owed to Landlord by Tenant shall automatically increase, for any period of time after the first thirty (30) days of hold over to two hundred percent (200%) per month, the sum of the Fixed Rent as those sums are at that time calculated under the provisions of the Lease. The acceptance of Rent by Landlord or the failure or delay of Landlord in notifying or evicting Tenant following the expiration or sooner termination of the Term shall not create any tenancy rights in Tenant and any such payments by Tenant may be applied by Landlord against its costs and expenses, including attorney’s fees, incurred by Landlord as a result of such holdover.

20.       RULES AND REGULATIONS. At all times during the Term, Tenant, its employees, agents, invitees and licenses shall comply with all rules and regulations specified on Exhibit “E” attached hereto and made a part hereof, together with all reasonable rules and regulations as Landlord may from time to time promulgate provided they do not materially increase the financial burdens of Tenant or take away any rights specifically provided to Tenant in this Lease. In the event of an inconsistency between the rules and regulations and this Lease, the provisions of this Lease shall control. If Landlord does enforce rules or regulations, Landlord shall endeavor to enforce same equally in a non-discriminatory manner.

        21.       GOVERNMENTAL REGULATIONS. Tenant shall, in the use and occupancy of the Premises and the conduct of Tenant’s business or profession therein, at all times comply with all applicable laws, ordinances, orders, notices, rules and regulations of the federal, state and municipal governments. Landlord shall be responsible for compliance with Title III of the Americans with Disabilities Act of l990, 42 U.S.C. §12181 et seq. and its regulations, (collectively, the “ADA”) (i) as to the design and construction of exterior and interior common areas (e.g. sidewalks and parking areas) and (ii) with respect to the initial design and construction by Landlord of Landlord’s Work. Except as set forth above in the initial sentence hereto, Tenant shall be responsible for compliance with the ADA in all other respects concerning the use and occupancy of the Premises, which compliance shall include, without limitation (i) provision for full and equal enjoyment of the goods, services, facilities, privileges, advantages or accommodations of the Premises as contemplated by and to the extent required by the ADA, (ii)

compliance relating to requirements under the ADA or amendments thereto arising after the date of this Lease and (iii) compliance relating to the design, layout, renovation, redecorating, refurbishment, alteration, or improvement to the Premises made or requested by Tenant at any time following completion of the Landlord’s Work.

22.       NOTICES. Wherever a notice is required, notice shall be deemed to have been duly given if in writing and either: (i) intentionally omitted; (ii) delivered by pre-paid nationally recognized overnight courier service; (iii) forwarded by Registered or Certified mail, return receipt requested, postage prepaid; (iv) facsimile with a copy mailed by first class U.S. mail or (v) e-mailed with evidence of receipt and delivery of a copy of the notice by first class mail; in all such cases addressed to the parties at the following addresses:

Tenant:	Internet Capital Group Operations, Inc.
555 East Lancaster Ave., Suite 640, Radnor, PA 19087
Attn: R. Kirk Morgan, CFO
Fax No: 610-727-6871
E-Mail: kirk@icg.com

Landlord:	Radnor Properties-555 LA, L.P.	Brandywine Realty Trust
	555 East Lancaster Ave, Suite 100	555 East Lancaster Ave, Suite 100
	Radnor, PA 19087	Radnor, PA 19087
	Attn: H. Jeffrey DeVuono	Attn: Brad A. Molotsky, General Counsel
	Fax No.: 610-325-5622	Fax No.: 610-832-4928
	E-Mail: jeff.devuono@bdnreit.com	E-Mail: brad.molotsky@bdnreit.com

Each such notice shall be deemed to have been given to or served upon the party to which addressed on the date the same is delivered or delivery is refused.

23.       BROKERS. Landlord and Tenant each represents and warrants to the other that such party has had no dealings, negotiations or consultations with respect to the Premises or this transaction with any broker or finder other than Cushman & Wakefield of Pennsylvania, Inc. (“Broker”). Each party shall indemnify and hold the other harmless from and against all liability, cost and expense, including attorney’s fees and court costs, arising out of any misrepresentation or breach of warranty under this Article. Landlord shall pay the Broker pursuant to a separate agreement.

24.       LANDLORD’S LIABILITY. Landlord’s obligations hereunder shall be binding upon Landlord only for the period of time that Landlord is in ownership of the Building; and, upon termination of that ownership, Tenant, except as to any obligations which are then due and owing, shall look solely to Landlord’s successor in interest in the Building for the satisfaction of each and every obligation of Landlord hereunder. Landlord shall have no personal liability under any of the terms, conditions or covenants of this Lease and Tenant shall look solely to the equity of Landlord in the Building for the satisfaction of any claim, remedy or cause of action accruing to Tenant as a result of the breach of any section of this Lease by Landlord. In addition to the foregoing, no recourse shall be had for an obligation of Landlord hereunder, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, member, partner, shareholder, officer, director, partner, agent or employee of Landlord, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such other liability being expressly waived and released by Tenant with respect to the above-named individuals and entities.

25.       RELOCATION. Landlord, at its sole expense, on at least sixty (60) days’ prior written notice to Tenant, may require Tenant to move from the Premises to another suite in the Building of substantially comparable size and with substantially comparable décor, fixtures, sight lines, suite layout, improvements, finishes and signage (as existed in the Premises prior to the relocation notice). In the event of any such relocation, Landlord shall pay all the expenses of preparing and decorating the new premises so that they will be substantially similar to the Premises and shall also pay the expenses of moving Tenant’s furniture and equipment to the new premises and for all other reasonable expenses incurred by Tenant in relocating to the new premises. Rent and all other charges shall abate during any period in which Tenant shall be closed as a result of any such relocation.

        26.       MISCELLANEOUS PROVISIONS. (a) Successors. The respective rights and obligations provided in this Lease shall bind and inure to the benefit of the parties hereto, their successors and assigns; provided, however, that no rights shall inure to the benefit of any successors or assigns of Tenant unless Landlord’s written consent for the transfer to such successor and/or assignee has first been obtained as provided in Article 9 hereof; (b) Governing Law. This Lease shall be construed, governed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles relating to conflicts of law; (c) Entire Agreement. This Lease, including the Exhibits and any Riders hereto, supersedes any prior discussions, proposals, negotiations and discussions between the parties and the Lease contains all the agreements, conditions, understandings, representations and warranties made between the parties hereto with respect to the subject matter hereof, and may not be modified orally or in any manner other than by an agreement in writing signed by both parties hereto or their respective successors in interest. Without in any way limiting the generality of the foregoing, this Lease can only be extended pursuant to the terms hereof, with the due exercise of an option (if any) contained herein pursuant to a written agreement signed by both Landlord and Tenant specifically extending the term. No negotiations, correspondence by Landlord or offers to extend the term shall be deemed an extension of the termination date for any period whatsoever; (d) Time of the Essence. TIME IS OF THE ESSENCE IN ALL PROVISIONS OF THIS LEASE, INCLUDING ALL NOTICE PROVISIONS TO BE PERFORMED BY OR ON BEHALF OF TENANT; (e) Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than any payment of Fixed Rent or Additional Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Fixed Rent or Additional Rent due and payable hereunder, nor shall any endorsement or statement or any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other right or remedy provided for in this Lease, at law or in equity; (f) Guaranty. Intentionally omitted. (g) Force Majeure If by reason of strikes or other labor disputes, fire or other casualty (or reasonable delays in adjustment of insurance), accidents, orders or regulations of any Federal, State, County or Municipal authority, or any other cause beyond Landlord’s or Tenant’s reasonable control, Landlord is unable to furnish or is delayed in furnishing any utility or service required to be furnished by Landlord under the provisions of this Lease or is unable to perform or make or is delayed in performing or making any installations, decorations, repairs, alterations, additions or improvements, or Landlord or Tenant are unable to fulfill or is delayed in fulfilling any of its other respective obligations under this Lease, no such inability or delay shall constitute a default or an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Fixed Rent, or relieve either party from any of its obligations under this Lease, or impose any liability upon Landlord or its agents, by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise. (h) Financial Statements. Tenant shall furnish to Landlord, Landlord’s Mortgagee, prospective Mortgage or purchaser reasonably requested financial information. Landlord shall keep all information provided hereunder strictly confidential; (i) Authority. Tenant represents and warrants that (a) Tenant is duly organized, validly existing and legally authorized to do business in the Commonwealth of Pennsylvania, and (b) the persons executing this Lease are duly authorized to execute and deliver this Lease on behalf of Tenant; (j) Attorneys’ Fees. In connection with any litigation arising out of this Lease, the prevailing party, Landlord or Tenant, shall be entitled to recover all costs incurred, including reasonable attorneys’ fees; (k) Press Releases. Landlord shall have the right, without further notice to Tenant, to include general information relating to this Lease, including Tenant’s name, the Building and the square footage of the Premises in press releases relating to Landlord’s and its affiliates’ leasing activity. Information relating to rates will not be released without Tenant’s prior written consent.

27.       CONSENT TO JURISDICTION. Tenant hereby consents to the exclusive jurisdiction of the state courts located in Delaware County and to the federal courts located in the Eastern District of Pennsylvania.

28.       OFAC/PATRIOT ACT COMPLIANCE. Tenant represents, warrants and covenants that Tenant is not (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (“Order”) and all applicable provisions of Title III of the USA Patriot Act (Public Law No. 107-56 (October 26, 2001)); (ii) listed on the Denied Persons List and Entity List maintained by the United States Department of Commerce; (iii) listed on the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State, (iv) listed on any list or qualification of “Designated Nationals” as defined in the Cuban Assets Control Regulations 31 C.F.R. Part 515; (v) listed on any other publicly available list of terrorists, terrorist organizations or narcotics traffickers maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to the Order, the rules and regulations of OFAC (including without limitation the Trading with the Enemy Act, 50 U.S.C. App. 1-44; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06; the unrepealed provision of the Iraq Sanctions Act, Publ.L. No. 101-513; the United Nations Participation Act, 22 U.S.C. § 2349 as-9; The Cuban Democracy Act, 22 U.S.C. §§ 6001-10; The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 233; and The Foreign Narcotic Kingpin Designation Act, Publ. L. No. 106-120 and 107-108, all as may be amended from time to time); or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”); (vi) engaged in activities prohibited in the Orders; or (vii) (and has not been) convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes or in connection with the Bank Secrecy Act (31 U.S.C. §§ 5311 et. seq.). Tenant further represents, warrants and covenants that Tenant shall conduct its business operations in compliance with the forgoing laws, rules, orders and regulations. Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing representations, warranties and covenants. The breach of either of the above representations, warranties and covenants by Tenant shall be an Event of Default under this Lease.

29.       RENEWAL. Provided Tenant is not in default at the time of exercise, and Tenant is fully occupying the Premises and the Lease is in full force and effect, Tenant shall have the right to renew this Lease for one (1) term of five (5) years beyond the end of the current Term (“Renewal Term”). Tenant shall furnish written notice of intent to renew twelve (12) months prior to the expiration of the current Term, failing which, such renewal right shall be deemed waived; time being of the essence. The terms and conditions of this Lease during the Renewal Term shall remain unchanged except that the annual Fixed Rent for the Renewal Term shall be Fair Market Rent (as such term is hereinafter defined). Anything herein contained to the contrary notwithstanding, Tenant shall have no right to renew the term hereof other than or beyond the one (1) term of five (5) years hereinabove described. It shall be a condition of such Renewal Term that Landlord and Tenant shall have executed, not less than nine (9) months prior to the expiration of Term hereof, an appropriate amendment to this Lease, in form and content satisfactory to each of them, memorializing the extension of the Term hereof for the Renewal Term.

For purposes of this Lease, “Fair Market Rent” shall mean the base rent, for comparable space in comparable office buildings in the commercial market in Radnor, Pennsylvania. In determining the Fair Market Rent, Landlord, Tenant and any appraiser agreed upon by both parties shall take into account applicable measurement and the loss factors, applicable lengths of lease term, differences in size of the space demised, free rent concessions, tenant improvement allowances in effect at time of renewal, the location of the Building and comparable buildings, amenities in the Building and comparable buildings, the ages of the Building and comparable buildings, differences in base years or stop amounts for operating expenses and tax escalations and other factors normally taken into account in determining Fair Market Rent. The Fair Market Rent shall reflect the level of improvement made or to be made by Landlord to the space and the Recognized Expenses and Taxes under this Lease. If Landlord and Tenant cannot agree on the Fair Market Rent, the Fair Market Rent shall be established by the following procedure: (1) Tenant and Landlord shall agree on a single MAI certified appraiser who shall have a minimum of ten (10) years experience in real estate leasing in the market in which the Premises is located, (2) Landlord and Tenant shall each notify the other (but not the appraiser), of its determination of such Fair Market Rent and the reasons therefor, (3) during the next seven (7) days both Landlord and Tenant shall prepare a written critique of the other’s determination and shall deliver it to the other party, (4) on the tenth (10th) day following delivery of the critiques to each other, Landlord’s and Tenant’s determinations and critiques (as originally submitted to the other party, with no modifications whatsoever) shall be submitted to the appraiser, who shall decide whether Landlord’s or Tenant’s determination of Fair Market Rent is more correct. The determinations so chosen shall be the Fair Market Rent. The appraiser shall not be empowered to choose any number other than the Landlord’s or Tenant’s. The fees of the appraiser shall be paid by the non-prevailing party.

30.       RIGHT OF EXPANSION. Subject to (a) Tenant not being in default at the time of exercise beyond any applicable notice and cure period, (b) Tenant occupying not less than one hundred percent (100%) of the Premises originally demised hereunder, (c) the current rights of other tenants within the Building (which Landlord represents there are none as of the date hereof), and (d) such limitations as are explicitly imposed by other tenant leases (which Landlord represents there are none as of the date hereof), Landlord shall notify Tenant when contiguous space on the fifth floor is or is expected to become vacant and available for lease within the Building, and Landlord shall propose to Tenant the basic economic terms upon which Landlord would be prepared to accept for such space, with which the parties would add such space to the description of the “Premises,” in either case for a term which would be coterminous with this Lease unless otherwise specified by Landlord, and which economic terms shall include the estimated date that the space shall be available for delivery, the Fixed Rent and the tenant allowance (if any) to be furnished to Tenant, whereupon Tenant shall have fifteen (15) days next following Landlord’s delivery of such notice within which to accept such terms, time being of the essence. Should Tenant accept such terms as are specified by Landlord, the parties shall negotiate the terms of a new lease or an amendment to this Lease, to memorialize their agreement. In the absence of any further agreement by the parties, such additional space shall be delivered in “AS -IS” condition and Rent for such additional space shall commence on that date which is the earlier of: (x) Tenant’s occupancy thereof, and (y) five (5) days after Landlord delivers such additional space to Tenant free of other tenants and occupants. If Tenant shall not accept Landlord’s terms within such fifteen (15) business day period, or if the parties shall not have executed and delivered a mutually satisfactory new lease or lease amendment within thirty (30) days next following Landlord’s original notice under this Article 30, then Tenant’s rights to lease such space shall lapse and terminate, and Landlord may, at its discretion, lease such space on such terms and conditions as Landlord shall determine. Tenant’s rights hereunder shall not include the right to lease less than all of the space identified in Landlord’s notice.

Anything herein contained to the contrary notwithstanding, Landlord may at any time modify or extend any existing or future tenant lease, or choose to use any space that is or about to become vacant within the Building for marketing or property management purposes, without in any such case notifying or offering such space to Tenant, or giving rise to any right of Tenant hereunder. Nothing contained in this Article 30 is intended nor may anything herein be relied upon by Tenant as a representation by Landlord as to the availability of expansion space within the Building at any time.

31.       CRAWFORD LEASE.

(a) Landlord acknowledges that Tenant will likely be assigned the Lease between Landlord and Crawford Advisors, LLC for Suite 640, which is 7,268 rentable square feet of space on the sixth floor of the Building (the “Crawford Space”) pursuant to separate agreement. Should Tenant become the assignee of the Crawford Space, and thereafter leases space on the sixth floor of the Building in an “as-is” condition, for a term that is coterminous with the Lease and otherwise at fair market terms from Landlord (except that Fixed Rent would be and escalate at Tenant’s then current rate), and if the Crawford space plus the additional space leased to Tenant on the sixth floor exceeds 11,600 rentable square feet, then Tenant shall have the right at its election to terminate the Lease with regard to Premises.

(b) In the event that Tenant is not assigned the Crawford Space by Feb. 28, 2012, Tenant shall be permitted to terminate this Lease and in such event the parties shall have no further liability to the other and any prepaid monies shall be returned to Tenant.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties hereto have executed this Lease, under Seal, the day and year first above written.

LANDLORD:
RADNOR PROPERTIES-555 LA, L.P.
By: Radnor GP-555 LA, L.L.C.
WITNESS:

/s/ Kevin Shea	By: /s/ Daniel Palazzo
Name: Daniel Palazzo
Title: Vice President-Asset Manager

ATTEST:	TENANT:
INTERNET CAPITAL GROUP OPERATIONS, INC.

By: /s/ R. Kirk Morgan
Name:	Name: R. Kirk Morgan
Title: Secretary	Title: CFO

IF THIS LEASE IS NOT SIGNED BY TENANT BY FEBRUARY 28, 2012 IT WILL AUTOMATICALLY BECOME NULL AND VOID.